Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 570 to the Registration Statement on Form N–1A of Fidelity Salem Street Trust: Fidelity Investment Grade Bond Fund and Fidelity SAI Short-Term Bond Fund of our reports dated October 12, 2023; Fidelity Short-Term Bond Fund of our report dated October 13, 2023; Fidelity SAI Total Bond Fund of our report dated October 16, 2023, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the period ended August 31, 2023. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 20, 2023